UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person*

   Shell Capital Limited
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   (Last, First, Middle)

   Shell Centre
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   (Street)

   London SE1 7NA, England
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   (City, State  Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

   February 8, 2000
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   Chaparral Resources, Inc. (CHAR)
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5. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)


      --------------------------------------------------------------------

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6. If Amendment, Date of Original (Month/Day/Year)

   N/A
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7. Individual or Joint/Group Filing  (Check applicable line)

   [   ] Form Filed by One Reporting Person

   [ X ] Form Filed by More than One Reporting Person

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

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             Table I -- Non-Derivative Securities Beneficially Owned
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

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
------------------------------------------------------------------------------------------------------------------------------------
(1)
------------------------------------------------------------------------------------------------------------------------------------
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                          ================================================================================
                                        Table II -- Derivative Securities Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)
                          --------------------------------------------------------------------------------

                                                              3. Title and Amount of Securities
                                                                 Underlying Derivative Security
                                   2. Date Exercisable           (Instr. 4)
                                      and Expiration Date     ---------------------------------
                                      (Month/Day/Year)                                    Amount
                                   ----------------------                                 or
                                   Date       Expira-                                     Number
1. Title of Derivative             Exer-      tion                                        of
   Security (Instr. 4)             cisable    Date            Title                       Shares
-------------------------          -------------------------------------------------------------------------------
(1) Warrants to purchase           See        See             Common Stock                146,693
    common stock                   footnote   footnote
                                   #1         #2
------------------------------------------------------------------------------------------------------------------
(1) The Warrants are exercisable at any time beginning upon the earlier of (i) the date of completion of the development project of the Karakuduk Oil Field in the Republic of Kazakhstan, as envisaged under the terms of the Loan Agreement, and (ii) September 30, 2001 (the "Commencement Date").

(2) Five years from the Commencement Date.

                          --------------------------------------------------------------------------------
                                        Table II (cont.) -- Derivative Securities Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)
                          --------------------------------------------------------------------------------
                                                             5. Owner-
                                                                ship
                                                                Form of
                                                                Derivative
                                         4. Conver-             Security:
                                            sion or             Direct           6. Nature of
                                            Exercise            (D) or              Indirect
                                            Price of            Indirect            Beneficial
1. Title of Derivative                      Derivative          (I)                 Ownership
   Security (Instr. 4)                      Security            (Instr.5)          (Instr. 5)
--------------------------------------------------------------------------------------------------------
(1) Warrants to purchase                    $15.45              D
    common stock
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========================================================================================================

Explanation of Responses:




 /s/ Stephen Murley Garfield Hodge                       February 15, 2000
---------------------------------------------            -----------------------
Name:  Stephen Murley Garfield Hodge                              Date
      **Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

       Alternatively,   this  form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

SEC 1473 (7-96)

                            Joint Filer Information

Name:                                   The Shell Petroleum Company Limited

Address:                                Shell Centre
                                        London SE1 7NA
                                        England

Designated Filer:                       Shell Capital Limited

Issuer & Ticker Symbol:                 Chaparral Resources, Inc. (CHAR)

Date of Event Requiring Statement:      February 8, 2000


Signature:


                                        By:  /s/ Jyoti Munsiff
                                           -------------------------------------
                                           Name:  Jyoti Eruch Munsiff
                                           Title: Company Secretary